Exhibit 10.11

NORTHWEST NATURAL GAS COMPANY

UMBRELLA TRUST™ FOR DIRECTORS

EFFECTIVE JANUARY 1, 1991

RESTATED AS OF OCTOBER 1, 2018

NORTHWEST NATURAL GAS COMPANY One Pacific Square 220 N.W. 2nd Portland, Oregon 97209	Company

WELLS FARGO BANK, NATIONAL ASSOCIATION Wells Fargo Institutional Retirement and Trust 100 North Main Street Winston-Salem, North Carolina 27101	Trustee

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INDEX OF TERMS

TERM	PROVISION	PAGE
Acquiror Stock	2.02-3	7
Act	1.04-2(c)	4

Board	1.02-3	2

Cash Benefits	2.01-1	5
Change in Control	1.04-2	4
Code	1.02-3	2
Committee	Preamble	1
Company	Heading	1
Contract(s)	2.02-1	6
Corporate Transaction	1.04-3	4

DDCP	Preamble	1
DRSPP	2.02-2	7

ERISA Funding	1.02-4	3
Excess Assets	2.03-2	9
Experts	2.06-2	11

Incumbent Directors	1.04-2(b)	3
Insolvency Administration	5.01-3	16
Insolvent	5.01-1	15
Insurer	2.02-1	6

Merger	1.04-2(a)	4

NEDSCP	2.01-2	5

Parent	Preamble	1
Parent Common Stock	Preamble	1
Plans	Preamble	1
Potential Change In Control	2.01-3	6

Retirement Bylaw	Preamble	1

Solvency	5.04-2	17
Subtrusts	2.04	9

Tax Funding	1.02-5	3
Triggering Event	2.01-3	5
Trustee	Heading	1

Voting Securities	1.04-2(a)	4

Written Consent of Participants	1.02-6	3

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NORTHWEST NATURAL GAS COMPANY

UMBRELLA TRUST™ FOR DIRECTORS

EFFECTIVE JANUARY 1, 1991

RESTATED AS OF OCTOBER 1, 2018

NORTHWEST NATURAL GAS COMPANY One Pacific Square 220 N.W. 2nd Portland, Oregon 97209	Company

WELLS FARGO BANK, NATIONAL ASSOCIATION Wells Fargo Institutional Retirement and Trust 100 North Main Street Winston-Salem, North Carolina 27101	Trustee

The Company has adopted the following plans (the “Plans”) for the benefit of directors of the Company and its affiliates:

Northwest Natural Gas Directors Deferred Compensation Plan (“DDCP”)

Bylaws Article III, Section 5 on Directors Retirement Benefits (“Retirement Bylaw”)

The Plans are administered by an administrative committee (the “Committee”) appointed by the Company. If the Plans are administered by more than one (1) Committee at any time, references in this Trust Agreement to the Committee which relate to a particular Plan shall refer to the Committee which administers that Plan, and, if the reference does not relate to a particular Plan, shall refer to all of such Committees. The purpose of this trust is to give Plan participants greater security by placing assets in trust for use only to pay benefits or, if the Company becomes insolvent, to pay creditors. The trust is intended to be a grantor trust, the income of which is taxable to the Company. No contribution to or income of the trust is to be taxable to Plan participants until benefits are distributed to them.

The Company and the original trustee of this trust established this trust effective as of January 1, 1991 pursuant to a Trust Agreement dated as of that date. The Company and the Trustee restated this trust effective as of December 1, 2001, amended it effective as of February 27, 2003 pursuant to an Amendment No. 1 dated as of that date and amended it again effective as of February 24, 2005 pursuant to an Amendment No. 2 dated as of that date. The Company and the Trustee amended and restated this trust effective as of December 15, 2005.

Effective October 1, 2018, the Company became a wholly-owned subsidiary of Northwest Natural Holding Company (“Parent”) and holders of Company common stock became holders of Parent common stock (“Parent Common Stock”). To make appropriate changes to the Trust in relation to the foregoing corporate transaction, the Company and the Trustee now hereby amend and restate the Trust effective as of October  1, 2018 on the following terms:

ARTICLE I

Effective Date; Duration

1.01    Effective Date.

This trust shall be effective January 1, 1991. The trust year shall coincide with the Company’s fiscal year, which is the calendar year.

1.02    Duration.

1.02-1    This trust shall continue in effect until all the assets of the trust fund are exhausted through distribution of benefits to participants, reimbursement of benefits paid by the Company pursuant to Section 3.02-5, payment to general creditors in the event of insolvency, payment of fees and expenses of the Trustee, and return of remaining funding of a Subtrust pursuant to 1.02-2.

1.02-2    Except as provided in 1.03, the trust shall be irrevocable with respect to amounts contributed to it for a Plan until all benefit rights covered by the Subtrust for that Plan are satisfied. The Trustee shall then return to the Company any assets remaining in the Subtrust for that Plan.

1.02-3    If the existence of this trust is held to be ERISA Funding or Tax Funding by a federal court and appeals from that holding are no longer timely or have been exhausted, this trust shall terminate. The board of directors of Parent (the “Board”) may also terminate this trust if it determines, based on an opinion of legal counsel which is satisfactory to the Trustee, that either (i) judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the trust will be held to be ERISA Funding or Tax Funding, or (ii) ERISA or the Internal Revenue Code (the “Code”) requires the trust to be amended in a way that creates a significant risk that the trust will be held to be ERISA Funding or Tax Funding, and failure to so amend the trust could subject the Company to material penalties. Upon such determination, the assets of each Subtrust remaining after payment of the Trustee’s fees and expenses shall be distributed as follows:

(a)    Such assets shall be transferred to a new trust established by the Company which is not deemed to be ERISA Funding or Tax Funding, but which is similar in all other respects to this trust, if the Company determines that it is possible to establish such a trust.

(b)    If the Company determines that it is not possible to establish the trust in (a) above, then the assets shall be distributed to the Company if the Written Consent of Participants, as defined in 1.02-6, is obtained for such distribution.

(c)    If the Company determines that it is not possible to establish the trust in (a) above and the Written Consent of Participants is not obtained to distribute the assets to the Company, then the assets shall be allocated in proportion to the accrued and vested benefits of the participants and distributed to them in lump sums. Any assets remaining shall be distributed to the Company.

(d)    Notwithstanding the foregoing, the Trustee shall distribute funds to a participant to the extent that a federal court has held that the interest of the participant in this trust is includible for federal income tax purposes in the gross income of the participant prior to actual payment of Plan benefits to the participant and appeals from that holding are no longer timely or have been exhausted. This provision shall also apply to any beneficiary of a participant.

1.02-4    This trust is “ERISA Funding” if it prevents any of the Plans from meeting the “unfunded” criterion of the exceptions to various requirements of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.02-5    This trust is “Tax Funding” if it causes the interest of a participant in this trust to be includible for federal income tax purposes in the gross income of the participant prior to actual payment of Plan benefits to the participant.

1.02-6    “Written Consent of Participants” means, for the purposes of this trust, consent in writing by participants who (i) are a majority in number and (ii) have at least sixty-six and two-thirds percent (66-2/3%) in value of the accrued benefits of all participants in the Plans which are subject to this trust on the date of such consent.

1.03    Revocability.

1.03-1    This trust shall become irrevocable upon the issuance by the Internal Revenue Service of a private letter ruling establishing that its existence and ownership of assets do not cause the benefit rights of participants under the Plans to be taxable currently. If such a ruling is denied or if the Internal Revenue Service declines to issue such a ruling, the Company may revoke the trust and take possession of all assets held by the Trustee for the trust.

1.03-2    Notwithstanding the provisions of 1.03-1, if any of the events described in 2.01-4 has occurred, the Company may declare the trust to be irrevocable.

1.04    Change in Control.

1.04-1    On a Change in Control described in 1.04-2, the trust assets shall be held for participants who had benefit rights under the Plans before the Change in Control occurred. If the Company makes contributions for benefits owed to new participants under a Plan following a Change in Control, such contributions and any insurance contracts or other assets purchased with them shall be held in a new Subtrust separate from the existing Subtrust for previous participants. The existing Subtrust shall cover all the benefits provided by the Plan for a previous participant, including benefits accrued after the Change in Control.

1.04-2    A “Change in Control” means the occurrence of any of the following events:

(a)    The consummation of:

(i)    any consolidation, merger or plan of share exchange involving Parent (a “Merger”) as a result of which the holders of outstanding securities of Parent ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger;

(ii)    any consolidation, merger, plan of share exchange or other transaction involving the Company as a result of which Parent does not continue to hold, directly or indirectly. at least 50% of the outstanding securities of the Company ordinarily having the right to vote for the election of directors; or

(iii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent or the Company;

(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the “Act”), other than Parent or the Company or any employee benefit plan sponsored by Parent or the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than Parent, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

1.04-3    “Corporate Transaction” means any of the following:

(a)    any consolidation, merger or plan of share exchange involving Parent pursuant to which shares of Parent Common Stock would be converted into cash, securities or other property; or

(b)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent.

ARTICLE II

Trust Fund

2.01    Contributions.

2.01-1    The Company shall contribute to the trust such amounts as the Committee shall reasonably decide are necessary to provide for all benefits payable under the Plans in cash (“Cash Benefits”). The time of payment of such contributions shall be decided by the Committee, except as provided in 2.01-3.

2.01-2    If a participant in the DDCP elects under the DDCP to defer shares of Parent Common Stock awarded to the participant under the Company’s Non-Employee Directors Stock Compensation Plan (the “NEDSCP”), promptly after the deferral election becomes irrevocable the Administrator of the NEDSCP shall cause the Parent Common Stock subject to such irrevocable deferral to be transferred to the Trustee as a contribution to this trust. The Parent Common Stock so contributed shall nevertheless remain subject to forfeiture under the terms of the NEDSCP prior to vesting under the NEDSCP. If a participant in the DDCP elects under the DDCP to defer Fees (as defined in the DDCP) into the participant’s Stock Account (as defined in the DDCP), the amount of such Fees deferred to the participant’s Stock Account shall be contributed by the Company to the trust at the time that Fees are paid to other directors who do not elect to defer the payment of such Fees. As soon as practicable after January 1, 1998, the Company shall contribute to the trust a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock credited to the Retirement Benefit Accounts (as defined in the DDCP) of all Directors under the DDCP.

2.01-3    The Company shall, upon the occurrence of any of the events described in 2.01-4 (“Triggering Event”) and annually thereafter if the Triggering Event results in a Change in Control, contribute to the trust the sum of the following:

(a)    The present value of the remaining premiums and the interest on any policy loan on insurance contracts held in the trust.

(b)    The amount by which the present value of all Cash Benefits payable under the Plans exceeds the value of all trust assets other than those required under 2.02-2 or 2.02-3 to be invested in Parent Common Stock or Acquiror Stock. Each participant’s Cash Benefit for purposes of calculating present value shall be the highest Cash Benefit the participant would have under the Plan within the twenty-four (24) months following the Triggering Event, assuming that no changes are made in the participant’s level of income or deferral, that service on the Board continues for twenty-four (24) months at the same rate of compensation, and that the participant receives any benefit enhancement provided by the Plans upon a Change in Control. The insurance contracts shall be valued at cash surrender value, and other assets of the trust shall be valued at their fair market value.

(c)    A reasonable estimate provided by the Trustee of its fees due over the remaining duration of the trust.

Any contribution to the trust under 2.01-3 due to a Triggering Event shall be returned to the Company one (1) year after delivery of such contribution to the Trustee unless a Change in Control shall have occurred during such one (1) year period, if the Company requests such return within forty-five (45) days after such one (1) year period. If no such request is made within the forty-five (45) day period, then, subject to 2.03-1, the contribution shall become a permanent part of the trust fund. The one (1) year period shall start over again in the event of and upon the date of any subsequent Potential Change in Control. A “Potential Change in Control” shall include the events described in 2.01-4(a) or (b).

2.01-4    The events referred to in 2.01-3 shall include the following:

(a)    The Company becomes aware that preliminary or definitive copies of a proxy statement and information statement or other information have been filed with the Securities and Exchange Commission pursuant to Rule 14a-6, Rule 14c-5, or Rule 14f-1 under the Act relating to a Potential Change in Control of Parent.

(b)    The delivery to Parent pursuant to Rule 14d-3 under the Act of a Tender Offer Statement relating to Voting Securities of Parent.

(c)    The termination of any of the Plans by the Company or any amendment to any of the Plans which would reduce the accrued benefits currently provided for under any of such Plans.

(d)    Failure by the Company to contribute, within sixty (60) days of receipt of a written notice from the Trustee, the full amount of any insufficiency in trust assets that is required to pay any benefit that is payable upon a direction from the Committee pursuant to 3.02-2.

2.01-5    The calculations required under 2.01-3 shall be based on the actuarial assumptions set forth in the attached Exhibit A, which, prior to a Change in Control, may be revised by the Committee from time to time. For purposes of 2.01-3(a), the discount rate shall be the same as the rate applied to determine the present value of all Cash Benefits payable under the Plans.

2.01-6    The Trustee shall accept the contributions made by the Company and shall hold them as a trust fund for the payment of benefits under the Plans. The Trustee shall not be responsible for determining the required amount of contributions or for collecting any contribution not voluntarily paid. Contributions may be in cash or in kind.

2.02    Investments.

2.02-1    Except as provided in 2.02-2 or 2.02-3, the trust fund may be invested in insurance contracts (“Contracts”). Such Contracts may be purchased by the Company and transferred to the Trustee as in-kind contributions or may be purchased by the Trustee with the proceeds of cash contributions. The purchase and holding of such Contracts shall be an investment directed by the Company, pursuant to 2.02-5. The Trustee shall have the power to exercise all rights, privileges, options and elections granted by or permitted under any Contract or under the rules of the insurance company (“Insurer”). Prior to the occurrence of any of the events referred to in 2.01-4, the exercise by the Trustee of any incidents of ownership under any Contract shall be subject to the direction of the Committee.

Notwithstanding anything contained herein to the contrary, neither the Company nor the Trustee shall be liable for the refusal of any Insurer to issue or change any Contract or Contracts or to take any other action requested by the Trustee; nor for the form, genuineness, validity, sufficiency or effect of any Contract or Contracts held in the trust; nor for the act of any person or persons that may render any such Contract or Contracts null and void; nor for failure of any Insurer to pay the proceeds of any such Contract or Contracts as and when the same shall become due and payable; nor for any delay in payment resulting from any provision contained in any such Contract or Contracts; nor for the fact that for any reason whatsoever (other than its own negligence or willful misconduct) any Contract or Contracts shall lapse or otherwise become uncollectible.

2.02-2    To the extent that contributions of Parent Common Stock are made to this trust under 2.01-2, the trust fund shall continue to be invested in such shares of Parent Common Stock. Any cash contributions made to this trust under 2.01-2 shall be invested by the Trustee in Parent Common Stock by purchasing Parent Common Stock under Parent’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSPP”) on the next Investment Date (as defined in the DRSPP). All dividends received on Parent Common Stock held in the trust under this 2.02-2 shall be reinvested in Parent Common Stock pursuant to the DRSPP. The purchase and holding of Common Stock under this 2.02-2 shall be an investment directed by the Company, pursuant to 2.02-5.

2.02-3    Notwithstanding 2.02-2, following a Corporate Transaction, the trust fund shall no longer be invested in Parent Common Stock. Except as provided below, if Parent Common Stock is converted or exchanged in the Corporate Transaction in whole or in part for common stock of the acquiring company (“Acquiror Stock”), then (a) the trust fund shall continue to be invested in such shares of Acquiror Stock, (b) any cash contributions thereafter made to this trust under 2.01-2 shall be invested by the Trustee in Acquiror Stock by purchasing Acquiror Stock in the public market as soon as practicable, with related brokerage commissions paid by the Company, and (c) the purchase and holding of Acquiror Stock under this 2.02-3 shall be an investment directed by the Company, pursuant to 2.02-5. If a participant elects pursuant to Paragraph 3(g)(iv) of the DDCP to transfer the amount credited in the participant’s Stock Account and Retirement Benefit Account to the participant’s Cash Account, then the Trustee shall sell the number of shares of Acquiror Stock equal to the number of shares then credited to the participant’s Stock Account and Retirement Benefit Account, in the public market as soon as practicable following the effectiveness of such election, with related brokerage commissions paid by the Company.

2.02-4    If the Trustee is required to invest cash contributions by purchasing Parent Common Stock or Acquiror Stock in the public market or is required to sell Parent Common Stock or Acquiror Stock in the public market, the following provisions shall apply:

(a)    Purchases and sales of Parent Common Stock or Acquiror Stock shall be made on the date on which the Trustee receives from the Company in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases). Purchases and sales of Parent Common Stock or Acquiror Stock shall be made on the open market on such day unless the following applies:

(i)    The Trustee is unable to determine the number of shares required to be purchased or sold on such day; or

(ii)    If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(iii)    If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

(b)    In the event of the occurrence of the circumstances described in (i), (ii) or (iii) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sale price of all such shares purchased or sold. The Trustee may follow written directions from the Company to deviate from the above purchase procedures.

2.02-5    Except as otherwise required by 2.02-2 or 2.02-3, the Trustee shall invest the trust fund in accordance with written directions by the Committee. The Trustee shall act only as an administrative agent in carrying out the directed investment transactions and shall not be responsible for the investment decision. If a directed transaction violates the duty to diversify, to maintain liquidity or to meet any other investment standard under this trust or applicable law, the entire responsibility shall rest upon the Company. The Trustee shall be fully protected in acting upon or complying with any investment objectives, guidelines, restrictions or directions provided in accordance with this paragraph.

2.02-6    If the Trustee does not receive instructions from the Committee for the investment of part or all of the trust fund, the Trustee shall invest it in securities or other property in accordance with applicable law. Permissible investments shall include, but not be limited to, the following:

(a)    Preferred or common stocks, notes, debentures, bonds or other securities.

(b)    Mutual funds, money market funds, commercial paper, savings and loan accounts, certificates of deposit and savings accounts, including deposits bearing a reasonable rate of interest in the savings department of the Trustee.

(c)    Real estate or mortgages.

2.02-7    The Company shall be responsible for filing appropriate registration forms and all other reports required under Federal or state securities laws with respect to the ownership by this trust of Parent Common Stock, including, without limitation, any reports required under Section 13 or 16 of the Act, and shall immediately notify the Trustee in writing of any requirement to stop purchases of Parent Common Stock pending the filing of any report. The Company shall be responsible for the registration of any Plan interests required under Federal or state securities laws.

2.03    Recapture of Excess Assets.

2.03-1    In the event any Subtrust shall hold Excess Assets, the Committee, at its option, may direct the Trustee to return part or all of such Excess Assets to the Company.

2.03-2    “Excess Assets” are (a) assets of any Subtrust (other than those required under 2.02-2 or 2.02-3 to be invested in Parent Common Stock or Acquiror Stock) exceeding one hundred twenty-five percent (125%) of the present value of the Cash Benefits due participants in such Subtrust, (b) shares of Parent Common Stock required by 2.02-2 to be held in any Subtrust in excess of the number of shares of Parent Common Stock then credited to the Stock Accounts and Retirement Benefit Accounts of all participants under the DDCP, and (c) shares of Acquiror Stock required by 2.02-3 to be held in any Subtrust in excess of the number of shares of Acquiror Stock then credited to the Stock Accounts and Retirement Benefit Accounts of all participants under the DDCP.

2.03-3    The calculation required by 2.03-2 shall be based on the terms of the Plans and the actuarial assumptions set forth in Exhibit A. Before a Change in Control, the calculations shall be made by an actuary selected by the Company. After a Change in Control, the calculations shall be made by an actuary selected by the Trustee, provided the Committee may select the actuary with the Written Consent of Participants.

2.04    Subtrusts.

2.04-1    The Trustee shall establish a Subtrust for each Plan to which it shall credit contributions for that Plan. The account shall reflect an undivided interest in assets of the trust fund and shall not require any segregation of particular assets, except that an insurance contract covering benefits of a particular Plan shall be held in the Subtrust for that Plan and Parent Common Stock or Acquiror Stock covering benefits of a particular Plan shall be held in the Subtrust for that Plan.

2.04-2    The Trustee shall allocate investment earnings and losses of the trust fund among the Subtrusts in proportion to their balances, except that changes in the value of an insurance contract shall be allocated to the Subtrust for which it is held and changes in the value of, and dividends paid on, Parent Common Stock or Acquiror Stock shall be allocated to the Subtrust for which it is held. Payments to general creditors during Insolvency Administration under 5.02 shall be charged against the Subtrusts in proportion to their balances, except that the payment of benefits to a Plan participant as a general creditor shall be charged against the Subtrust for that Plan.

2.05    Substitution of Other Property.

2.05-1    The Company shall have the power to reacquire part or all of the trust fund (other than fund assets required under 2.02-2 or 2.02-3 to be invested in Common Stock or Acquiror Stock) at any time, by substituting for it other property of equivalent value. Such power is exercisable in a nonfiduciary capacity.

2.05-2    The value of any insurance contracts reacquired under 2.05-1 shall be the present value of future projected cash flow of benefits payable under the Contract. The projection shall include death benefits based on reasonable mortality assumptions. The value of all other assets in the trust fund shall be at their fair market value. Values shall be determined by the Trustee.

2.06    Administrative Powers of Trustee.

2.06-1    Subject in all respects to applicable provisions of this Trust Agreement and the Plans, the Trustee shall have the rights, powers and privileges of an absolute owner when dealing with property of the trust, including (without limiting the generality of the foregoing) the powers listed below:

(a)    To sell, convey, transfer, exchange, partition, lease, and otherwise dispose of any of the assets of the trust at any time held by the Trustee under this Trust Agreement;

(b)    To exercise any option, conversion privilege or subscription right given the Trustee as the owner of any security held in the trust; to vote any corporate stock, including Parent Common Stock or Acquiror Stock, either in person or by proxy, with or without power of substitution; to consent to or oppose any reorganization, consolidation, merger, readjustment of financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may be an asset of the trust; and to take any action in connection therewith and receive and retain any securities resulting therefrom;

(c)    To deposit any security with any protective or reorganization committee, and to delegate to such committee such power and authority with respect thereto as the Trustee may deem proper, and to agree to pay out of the trust such portion of the expenses and compensation of such committee as the Trustee, in its discretion, shall deem appropriate;

(d)    To cause any property of the trust to be issued, held or registered in the name of the Trustee as trustee, or in the name of one (1) or more of its nominees, or one (1) or more nominees of any system for the central handling of securities, or in such form that title will pass by delivery, provided that the records of the Trustee shall in all events indicate the true ownership of such property;

(e)    To renew or extend the time of payment of any obligation due or to become due;

(f)    To commence or defend lawsuits or legal or administrative proceedings; to compromise, arbitrate or settle claims, debts or damages in favor of or against the trust; to deliver or accept, in either total or partial satisfaction of any indebtedness or other obligation, any property; to continue to hold for such period of time as the Trustee may deem appropriate any property so received; and to pay all costs and reasonable attorneys’ fees in connection therewith out of the assets of the trust;

(g)    To grant options to purchase or to acquire options to purchase any real property;

(h)    To foreclose any obligation by judicial proceeding or otherwise;

(i)    To manage any real property in the trust in the same manner as if the Trustee were the absolute owner thereof, including the power to lease the same for such term or terms within or beyond the existence of the trust and upon such conditions, including (but not by way of limitation) agreements for the purchase or disposal of buildings thereon and options to the tenant to renew such lease from time to time, or to purchase such property, as the Trustee may deem proper;

(j)    To borrow money from any person in such amounts, upon such terms and for such purposes as the Trustee, in its discretion, may deem appropriate; and in connection therewith, to execute promissory notes, mortgages or other obligations and to pledge or mortgage any trust assets as security; and to lend money on a secured or unsecured basis to any person other than a party in interest;

(k)    To appoint one (1) or more persons or entities as ancillary trustee or sub-trustee for the purpose of investing in and holding title to real or personal property or any interest therein located outside the State of North Carolina; provided that any such ancillary trustee or sub-trustee shall act with such power, authority, discretion, duties, and functions of the Trustee as shall be specified in the instrument establishing such ancillary or sub-trust, including (without limitation) the power to receive, hold and manage property, real or personal, or undivided interests therein; and the Trustee may pay the reasonable expenses and compensation of such ancillary trustees or sub-trustees out of the trust;

(l)    To deposit any securities held in the trust with a securities depository;

(m)    To hold such part of the assets of the trust uninvested for such limited periods of time as may be necessary for purposes of orderly account administration or pending required directions, without liability for payment of interest;

(n)    To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal, and the decision of the Trustee shall be final and not subject to question by any participant or beneficiary of the trust; and

(o)    Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the orderly administration or protection of the trust fund.

2.06-2    The Trustee may engage one (1) or more independent attorneys, accountants, actuaries, appraisers or other experts (the “Experts”) for any purpose, including the determination of Excess Assets. The determination of the Experts shall be final and binding on the Company, the Trustee, and all of the participants unless within thirty (30) days after receiving a determination deemed by any participant to be adverse, any participant initiates suit in a court of competent jurisdiction seeking appropriate relief. The Trustee shall have no duty to oversee or independently evaluate the determination of the Experts. The Trustee shall be authorized to pay the fees and expenses of any Experts out of the assets of the trust fund.

2.06-3    The Company shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the trust fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the trust fund are not paid by the Company or contested by the Company pursuant to the last sentence of this paragraph, the Trustee shall pay such taxes out of the trust fund, and the Company shall upon demand by the Trustee deposit into the trust fund an amount equal to the amount paid from the trust fund to satisfy such tax liability. If requested by the Company, the Trustee shall, at the Company’s expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses of such contest. Alternatively, the Company may itself contest the validity of any such taxes, but any such contest shall not affect the Company’s obligation to reimburse the trust fund for taxes paid from the trust fund.

2.06-4    In the event a participant’s beneficiary designation results in a participant or the participant’s spouse being deemed to have made a “generation-skipping transfer” as defined in Section 2611 of the Code, then to the extent that the participant or participant’s “executor,” as said term is defined in the Code (or the spouse of the participant or said spouse’s statutory executor in the case of a generation-skipping transfer deemed to have been made by a participant’s spouse), have not previously used the total generation-skipping transfer exemption that is available under Section 2631 of the Code to such transferor, such unused exemption shall be allocated in the manner prescribed by Section 2632 of the Code, except that (a) any generation-skipping transfer resulting from said beneficiary designation shall be excluded from the allocation; and (b) the method of allocation under Section 2632 shall be reversed so that such unused portion of said transferor’s exemption shall be applied first to trusts or trust equivalents of which transferor is the deemed transferor and from which taxable distributions occur and, second, to direct skips occurring at said transferor’s death. Any portion of said transferor’s total generation-skipping transfer exemption not used pursuant to the provisions of the previous sentence shall be allocated to the transfer resulting from the beneficiary designation that gives rise to the generation-skipping transfer hereunder.

Notwithstanding any provisions in the Plans or this Trust Agreement to the contrary, the Company and the Trustee may withhold any benefits payable to a beneficiary as a result of the death of the participant or any other beneficiary until such time as (a) the Company or Trustee is able to determine whether a generation-skipping transfer tax, as defined in Chapter 13 of the Code, or any substitute provision therefor, is payable by the Company or Trustee; and (b) the Company or Trustee has determined the amount of generation-skipping transfer tax that is due, including interest thereon. If any such tax is payable, the Company or Trustee shall reduce the benefits otherwise payable hereunder to such beneficiary by the amount necessary to provide said beneficiary with a benefit equal to the amounts that would have been payable if the original benefits had been calculated on the basis of a present value at the time of the generation skipping transfer equal to the then present value of the originally contemplated benefit less an amount equal to the generation-skipping transfer tax and any interest thereon that is payable as a result of the death in question. The Company or Trustee may also withhold from distribution by further reduction of the then net present value of benefits calculated in accordance with the terms of the previous sentence such amounts as the Company or Trustee feels are reasonably necessary to pay additional generation-skipping transfer tax and interest thereon from amounts initially calculated to be due. Any amounts so withheld shall be payable as soon as there is a final determination of the applicable generation-skipping tax and interest thereon. No interest shall be payable by the Company or Trustee to any beneficiary for the period of time that is required from the date of death to the time when the aforementioned generation-skipping transfer tax determinations are made and the amount of benefits payable to a beneficiary can be fully determined.

ARTICLE III

Administration

3.01    Committee.

3.01-1    The Committee is the plan administrator for the Plans and has general responsibility to interpret the Plans and determine the rights of participants and beneficiaries.

3.01-2    The Trustee shall be given the names and specimen signatures of the Chairman, Secretary and members of the Committee. The Trustee shall accept and rely upon the names and signatures until notified of change. Instructions to the Trustee shall be signed for the Committee by the Chairman or such other person as the Committee may designate.

3.02    Payment of Benefits.

3.02-1    Except as provided in 3.02-5, the Trustee shall pay benefits to participants and beneficiaries on behalf of the Company in satisfaction of its obligations under the Plans. Benefit payments from a Subtrust shall be made in full until the assets of the Subtrust are exhausted. Payments due on the date the Subtrust is exhausted shall be covered pro rata. The Company’s obligation shall not be limited to the trust fund and a participant shall have a claim against the Company for any payment not made by the Trustee.

3.02-2    The Trustee shall make payments in accordance with the written direction from the Committee. The Trustee shall make any required income tax withholding and shall pay amounts withheld to taxing authorities on the Company’s behalf or determine that such amounts have been paid by the Company.

3.02-3    A participant’s entitlement to benefits under the Plans shall be determined by the Committee. Any claim for such benefits shall be considered and reviewed under the claims procedures set out in the Plans.

3.02-4    The Trustee shall use the assets of the trust or any Subtrust to make benefit payments or other payments in the following order of priority:

(a)    Parent Common Stock shall be used to pay any benefits required under the Plans to be paid in Parent Common Stock and Acquiror Stock shall be use to pay any benefits required under the Plans to be paid in Acquiror Stock;

(b)    All assets of the trust or Subtrust other than Contracts with Insurers, in such order as the Committee may request;

(c)    Cash contributions from the Company; and the Company hereby agrees to make cash contributions to the trust to enable the Trustee to make all benefit payments and other payments when due, unless the Company makes such payments directly, whenever the Trustee advises the Company that the assets of the trust or Subtrust, other than Contracts with Insurers, are insufficient to make such payments; and

(d)    Contracts with Insurers held in the trust or Subtrust; and in using any such Contracts, the Trustee shall first borrow the cash surrender value of each such Contract, proceeding in order of Contracts from the Contracts which have been in force for the longest times (and in alphabetical order based on the last name of the insured for Contracts placed in force on the same date) to the Contracts which have most recently been placed in force; and thereafter the Trustee shall surrender Contracts in the same order of priority as set forth above.

Notwithstanding the foregoing, the Trustee may use the assets of the trust or any Subtrust in any other order of priority directed by the Committee with the Written Consent of Participants affected thereby.

3.02-5    With respect to any benefit payments due to participants and beneficiaries under the Plans, the Committee may direct by notice in advance to the Trustee that the Company shall make such payments and that the Trustee shall, upon receipt of evidence of such payments satisfactory to the Trustee, reimburse the Company for such payments from the applicable Subtrust. In such cases, the Company shall make any required income tax withholding and reporting, and shall pay amounts withheld to taxing authorities.

3.03    Records.

The Trustee shall keep complete records on the trust fund open to inspection by the Company and the Committee at all reasonable times. In addition to accountings required below, the Trustee shall furnish to the Company and Committee any information requested about the trust fund.

3.04    Accountings.

3.04-1    The Trustee shall furnish the Committee with a complete statement of accounts annually within sixty (60) days after the end of the trust year showing assets and liabilities and income and expense for the year of each Subtrust. The form and content of the account shall be sufficient for the Company to include in computing its taxable income and credits the income, deductions and credits against tax that are attributable to the trust fund.

3.04-2    The Committee may object to an accounting within sixty (60) days after it is furnished and require that it be settled by audit by a qualified, independent certified public accountant. The auditor shall be chosen by the Trustee from a list of at least five (5) such accountants furnished by the Committee at the time the audit is requested. Either the Committee or the Trustee may require that the account be settled by a court of competent jurisdiction, in lieu of or in conjunction with the audit. All expenses of any audit or court proceedings, including reasonable attorneys’ fees, shall be allowed as administrative expenses of the trust.

3.04-3    If the Committee does not object to an accounting within the time provided, the account shall be settled for the period covered by it.

3.04-4    When an account is settled, it shall be final and binding on all parties, including all participants and persons claiming through them.

3.05    Expenses and Fees.

3.05-1    The Trustee shall be reimbursed for all expenses and shall be paid a reasonable fee fixed by it from time to time. No increase in the fee shall be effective before sixty (60) days after the Trustee gives notice to the Company of the increase. The Trustee shall notify the Committee periodically of expenses and fees.

3.05-2    The Company shall pay administrative fees or expenses. If not so paid, the fees and expenses shall be paid from the trust fund. The Company shall reimburse the trust fund for any fees and expenses paid out of it.

ARTICLE IV

Liability

4.01    Indemnity.

The Company shall indemnify and defend the Trustee from any claim, loss, liability or expense arising from any action or inaction in administration of this trust based on direction or information from the Committee, absent willful misconduct or bad faith.

4.02    Bonding.

The Trustee need not give any bond or other security for performance of its duties under this trust.

ARTICLE V

Insolvency

5.01    Determination of Insolvency.

5.01-1    The Company is “Insolvent” for purposes of this trust if:

(a)    The Company is unable to pay its debts as they come due; or

(b)    The Company is the subject of a pending proceeding as a debtor under the Bankruptcy Code.

5.01-2    The Chief Executive Officer and the Board of Directors of the Company shall promptly give notice to the Trustee upon becoming Insolvent. If the Trustee receives such notice or receives from any other person claiming to be a creditor of the Company a written allegation that the Company is Insolvent, the Trustee shall independently determine whether such insolvency exists. The expenses of such determination shall be allowed as administrative expenses of the trust.

5.01-3    The Trustee shall continue making payments from the trust fund to participants under the Plans while it is determining the existence of insolvency. Such payments shall cease and the Trustee shall commence “Insolvency Administration” under 5.02 upon the earlier of:

(a)    A determination by the Trustee that the Company is Insolvent; or

(b)    Thirty (30) days after the notice or allegation of insolvency is received under 5.01-2, unless the Trustee has determined that the Company is not Insolvent since receipt of such notice or allegation.

5.01-4    The Trustee shall have no obligation to investigate the financial condition of the Company prior to receiving a notice or allegation of insolvency under 5.01-2.

5.02    Insolvency Administration.

5.02-1    During Insolvency Administration, the Trustee shall hold the trust fund for the benefit of the general creditors of the Company and make payments only in accordance with 5.02-2. The Trustee shall continue the investment of the trust fund in accordance with 2.02.

5.02-2    The Trustee shall make payments out of the trust fund in one (1) or more of the following ways:

(a)    To general creditors in accordance with instructions from a court, or a person appointed by a court, having jurisdiction over the Company’s condition of insolvency;

(b)    To Plan participants and beneficiaries in accordance with such instructions; or

(c)    In payment of its own fees or expenses.

5.02-3    The Trustee shall be a secured creditor with a priority claim to the trust fund with respect to its own fees and expenses.

5.03    Termination of Insolvency Administration.

5.03-1    Insolvency Administration shall terminate when the Trustee determines that the Company:

(a) Is not Insolvent, in response to a notice or allegation of insolvency under 5.01-2; or

(b)    Has ceased to be Insolvent.

5.03-2    Upon termination of Insolvency Administration under 5.03-1, the trust fund shall continue to be held for the benefit of the participants in the Plans. Benefit payments due during the period of Insolvency Administration shall be made as soon as practicable, together with interest from the due dates at the following rates:

(a)    For the DDCP, the rate credited on the participant’s account under the DDCP.

(b)    For the Retirement Bylaw, a rate equal to the interest rate fixed by the Pension Benefit Guaranty Corporation for valuing immediate annuities in the preceding month for terminated single employer plans.

5.04    Creditors’ Claims During Solvency.

5.04-1    During periods of Solvency, the Trustee shall hold the trust fund exclusively to pay benefits and fees and expenses until all have been paid. Creditors of the Company shall not be paid during Solvency from the trust fund, which may not be seized by or subjected to the claims of such creditors in any way.

5.04-2    A period of “Solvency” is any period not covered by 5.02.

ARTICLE VI

Successor Trustees

6.01    Resignation and Removal.

6.01-1    The Trustee may resign at any time by notice to the Committee, which shall be effective in sixty (60) days unless the Committee and the Trustee agree otherwise.

6.01-2    The Trustee may be removed by the Committee on sixty (60) days’ notice or shorter notice accepted by the Trustee.

6.01-3    When resignation or removal is effective, the Trustee shall begin transfer of assets to the successor Trustee immediately. The transfer shall be completed within sixty (60) days, unless the Committee extends the time limit.

6.01-4    If the Trustee resigns or is removed, the Committee shall appoint a successor by the effective date of resignation or removal under 6.01-1 or 6.01-2. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the trust.

6.02    Appointment of Successor.

6.02-1    The Committee may appoint any bank or trust company that has total assets in excess of $5 million as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee including ownership rights in the trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Committee or the successor Trustee to evidence the transfer.

6.02-2    The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing trust assets, subject to Article II. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability because of any action or inaction of any prior Trustee or any other past event, any existing condition or any existing assets.

6.03    Accountings; Continuity.

6.03-1    A Trustee who resigns or is removed shall submit a final accounting to the Committee as soon as practicable. The accounting shall be received and settled as provided in 3.04 for regular accountings.

6.03-2    No resignation or removal of the Trustee or change in identity of the Trustee for any reason shall cause a termination of the Plans or this trust.

ARTICLE VII

General Provisions

7.01    Interests Not Assignable.

7.01-1    The interest of a participant in the trust fund may not be assigned, seized by legal process, transferred or subjected to the claims of the participant’s creditors in any way.

7.01-2    The Company may not create a security interest in the trust fund in favor of any of its creditors. The Trustee shall not make payments from the trust fund of any amounts to creditors of the Company who are not Plan participants, except as provided in 5.02.

7.01-3    The participants shall have no interest in the assets of the trust fund beyond the right to receive payment of Plan benefits and reimbursement of expenses from such assets subject to the instructions for Insolvency Administration referred to in 5.02-2. During Insolvency Administration the participants’ rights to trust assets shall not be superior to those of any other general creditor of the Company.

7.02    Amendment.

The Company and the Trustee may amend this trust at any time by a written instrument executed by both parties and with the Written Consent of Participants. Notwithstanding the foregoing, any amendment may be made by written agreement of the Company and the Trustee without the Written Consent of Participants if such amendment will not have a material adverse effect on the rights of any Participant hereunder or is necessary to comply with any laws, regulations or other legal requirements.

7.03    Applicable Law.

This trust shall be construed according to the laws of Oregon except as preempted by federal law.

7.04    Agreement Binding on All Parties.

This agreement shall be binding upon the heirs, personal representatives, successors and assigns of any and all present and future parties. The term successors as used herein in respect of Parent or the Company shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Parent or the Company, and successors of any such corporation or other business entity.

7.05    Notices and Directions.

Any notice or direction under this trust shall be in writing and shall be effective when actually delivered or, if mailed, when deposited postpaid as first-class mail. Mail to a party shall be directed to the address stated in this trust or to such other address as either party may specify by notice to the other party. Notices to the Committee shall be sent to the address of the Company.

7.06    No Implied Duties.

The duties of the Trustee shall be those stated in this Trust, and no other duties shall be implied.

Company:	NORTHWEST NATURAL GAS COMPANY

	By:	/s/ DAVID H. ANDERSON
	Its:	Chief Executive Officer
Executed: October 1, 2018

Trustee:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Alan C. Frazier
	Its:	Senior Vice President
Executed: September 27, 2018

EXHIBIT A

Assumptions and Methodology for

Calculation Required Under 2.01-3 and 2.03

1.	The liability will be calculated using two (2) different assumptions as to when the director terminates service on the Board and receives a change of control benefit:

a)	As of the date of the Triggering Event.

b)	Twenty-four (24) months after the date of the Triggering Event assuming future compensation continues at current levels.

The benefit liability will be the greater of the liabilities calculated in accordance with a) and b) above.

2.	Calculations will be based upon the most valuable optional form of payment available to the participant.

3.

The benefit liability is equal to the present value of benefits discounted to the trigger date at the Applicable Interest Rate determined under Code Sec. 417(e)(3) and the regulations thereunder. The Applicable Interest Rate shall be determined on each December 31 and shall apply to all calculations in the next calendar year.

4.

No mortality is assumed prior to the commencement of benefits. Future mortality is assumed to occur in accordance with the mortality table used for purposes of Code Sec. 417(e)(3), as set forth in Rev. Rul. 2001-62 (2001-2 C.B. 632) and subsequent rulings.

5.	Where left undefined by 1. through 4. above, calculations will be performed in accordance with generally accepted actuarial principles.

6.	For the purposes of projecting deferral account balances, the interest crediting rate on all DDCP Cash Accounts is assumed to remain at the Applicable Interest Rate determined under 3. above.